Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
US Express Leasing, Inc.:
We consent to the inclusion in the Amendment No. 10 to the Registration Statement on Form S-1 filed by EverBank Financial Corp of our report dated May 28, 2008 with respect to the consolidated balance sheet of US Express Leasing, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Short Hills, New Jersey
April 27, 2012